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                                                                     EXHIBIT 3

                           CERTIFICATE OF DESIGNATION

                                       OF

                    SECURITY FIRST TECHNOLOGIES CORPORATION

     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on February 24, 1999, by the duly appointed Special Committee of the Board of Directors (the "Special Committee" of the "Board") of SECURITY FIRST TECHNOLOGIES CORPORATION, a Delaware corporation (the "Corporation") acting pursuant to the authority conferred upon the Special Committee by the Board in resolutions duly adopted by the Board on February 17, 1999 and in accordance with the provisions of Sections 141(c) and 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"):

     RESOLVED, that pursuant to authority expressly granted to, and vested in, the Board by the provisions of the amended and restated certificate of incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to authority expressly granted to, and vested in, the Special Committee in resolutions duly adopted by the Board in accordance with Section 151(a) of the DGCL, there is hereby created a Series C Preferred Stock, as set forth below in this Certificate of Designation.

     SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Corporation is hereby authorized to issue 215,000 shares of preferred stock, authorized pursuant to Section 4.3 of the Corporation's Certificate of Incorporation, as a series of preferred stock, which series shall be designated "Series C Redeemable Convertible Preferred Stock" (hereinafter referred to as the "Series C Preferred Stock") and shall have the following rights and preferences:

     1.   Dividends

     The holders of record of shares (the "Holders") of the Series C Preferred Stock shall not have any preference with respect to dividends over the holders of the Common Stock, and shall be entitled to the payment of any and all dividends or other distributions, only when in accordance with applicable law and to the extent declared by the Board of Directors of the Corporation.

     2.   Voting

     Except as otherwise provided by law and except as hereinafter provided, the Holders of the Series C Preferred Stock shall have no voting rights and shall not be entitled to notice of meetings of shareholders.

     3.   Conversion

     The Holders of the Series C Preferred Stock shall have the right to convert such shares into shares of Common Stock of the Corporation, on a one-for-one basis (subject to adjustment as provided in Section 3(d) below), contingent upon satisfaction of the terms and conditions specified in this Section 3. Unless accelerated pursuant to the provisions of Section 3(a)(ii) below, the right to convert shares of Series C Preferred Stock into shares of Common Stock will vest, if at all, in five installments (each, an "Installment"), on each of five specified dates (each, a "Calculation Date"),

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which dates shall be (i) February 25, 2000 (the "Initial Calculation Date"),
(ii) the first business day in Atlanta, Georgia following the one year anniversary of the "Completion Date" (as such term is defined in Section 2.1.F of the RBC/SONE Agreement, dated February 25, 1999) (the "Second Calculation Date"), and (iii) each of the respective first business days in Atlanta, Georgia following the three successive anniversary dates of the Second Calculation Date. Upon vesting, the first Installment will give the Holders the right to convert 21,500 shares of Series C Preferred Stock into an equal number of shares of Common Stock and each of the successive four Installments will give the Holders the right to convert 48,375 shares of Series C Preferred Stock into an equal number of shares of Common Stock. The terms and conditions for vesting of an Installment and the conversion of a vested Installment shall be as follows:

          (a) Conditions of Conversion. (i) The right to convert the shares of Series C Preferred Stock into shares of the Corporation's Common Stock will vest as to one Installment on each Calculation Date (each, a "Vesting Date") if and only if the Corporation has received in the twelve calendar months prior to such Calculation Date as to such Installment aggregate gross payments of "Fees" (as such term is defined in Sectrion 2.1.C of the RBC/SONE Agreement, dated February 25, 1999) from the Holders of at least $5,000,000 (US) with respect to the Initial Calculation Date, and $11,250,000 (US) with respect to each Calculation Date thereafter (the "Threshold Amount"). The right to convert underlying vested Installments shall be exercisable as and when provided by
Section 3(b).

               (ii) If the Corporation receives aggregate gross payments of Fees in excess of the Threshold Amount for a particular Calculation Date, the amount of the payments exceeding the Threshold Amount may be applied against the Threshold Amount for the next Installment, provided, that if such payments exceeding the Threshold Amount equal or exceed any integral multiple of $11,250,000 in any such twelve-month period, the Holders may, in their sole discretion, elect to have the number of additional Installments equal to such integral multiple vest as of such Vesting Date in addition to the current Installment. Upon the election by the Holders of any such accelerated vesting of Installments, the number of Installments for which the conversion option may still vest shall be decreased by such integral multiple, and the Final Conversion Date (as defined below) shall be accelerated accordingly.

               (iii) If the Corporation does not receive aggregate gross payments of Fees of at least the Threshold Amount in any particular calendar year, the Holders shall not have the right to, or otherwise be permitted to, convert the number of shares covered by such year's Installment into Common Stock at any time.

          (b) Time for Exercise of Vested Conversion Options. Upon vesting of an Installment, the Holders shall have the right to convert the Series C Preferred Stock covered by such Installment for a period of 90 days commencing upon the Vesting Date for each respective Installment (to "Conversion Period"). The Holders' right to exercise their option to convert the Series C Preferred Stock covered by the fourth Installment shall be exercisable for a period of 90 days commencing one year from the Vesting Date for that Installment. Notwithstanding the foregoing or any other provision to the contrary herein, if
(i) the Holder is not otherwise permitted or authorized under Section 4 of the Bank Holding Company Act of 1956, as amended, to hold more than 4.999% of the total number of shares of Common Stock then outstanding, and (ii) conversion of an Installment, in whole or in part, would cause the Holder to own more than 4.999% of the total number of shares of Common Stock then outstanding, then the Conversion Period as to such Installment shall be extended to 10 days following notice from the Corporation to the Holders that exercise of such Installment, in whole or in part, would not cause the Holders to hold more than 4.999% of the total number of shares of Common Stock then outstanding.

          (c) Mechanics of Conversion. The right to convert shares of the Series C Preferred Stock into shares of Common Stock of the Corporation (if applicable) shall be exercisable

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by delivering the certificate or certificates for the shares to be converted, properly endorsed to the Corporation or in blank, along with a written notice of its intention to convert such shares, to the Secretary of the Corporation at the home office of the Corporation. The conversion of the shares of Series C Preferred Stock shall be effective as of the date on which the Corporation receives both such certificate or certificates and such notice of conversion.

          (d) All shares of Common Stock issued upon the conversion of any shares of Series C Preferred Stock shall be fully paid and non-assessable.

          (e) The number of shares of Common Stock of the Corporation into which the shares of Series C Preferred Stock can be converted shall be subject to adjustment from time to time as follows:

               (i) If, at any time after the issuance of any shares of Series C Preferred Stock, the Corporation pays or makes a dividend or other distribution on any class of capital stock of the Corporation in Common Stock of the Corporation, then the number of shares of Common Stock into which each share of Series C Preferred Stock may be converted shall be increased by multiplying such number by a fraction, the denominator of which is the number of shares of such Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator of which is the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

               (ii) If, at any time after the issuance of any shares of Series C Preferred Stock, the outstanding shares of Common Stock of the Corporation are subdivided into a greater number of such shares, then the number of shares of Common Stock into which each share of Series C Preferred Stock may be converted shall be proportionately increased, and, conversely, if, at any time after the issuance of any shares of Series C Preferred Stock, the outstanding shares of Common Stock of the Corporation are combined into a smaller number of such shares, then the number of shares of Common Stock into which each share of Series C Preferred Stock may be converted shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

               (iii) The reclassification (including any reclassification upon a merger in which the Corporation is the continuing corporation) of the Common Stock of the Corporation into securities, including other than shares of such Common Stock, shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of the Common Stock of the Corporation outstanding immediately prior to such reclassification into the number of shares of such Common Stock outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, within the meaning of subparagraph (ii) above.

     4.   Liquidation

     In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Holders of the shares of Series C Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, an amount equal to $0.01 per share of Series C Preferred Stock.

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     5.   Reservation of Common Stock

     So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall maintain a sufficient number of authorized but unissued shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock into shares of Common Stock.

     6.   Mandatory Redemption

          (a) Any shares of Series C Preferred Stock that do not vest and become convertible into shares of Common Stock in accordance with Section 3 above on or before March 31, 2004 will be redeemed by the Corporation for an amount equal to $0.01 per share on the 90th day following the Final Conversion Date or, if such date is not a day on which banks in Atlanta, Georgia are open for business (a "Business Day"), the next such Business Day (the "Redemption Date"). The Corporation will provide the Holders with written notice of the redemption of shares of Series C Preferred Stock which have not vested 10 Business Days prior to the Redemption Date. Payment of the redemption price shall be made by the Corporation by check or, at the option of the Corporation, wire transfer or other immediately available funds.

          (b) Upon mailing of the notice of redemption and following payment of the redemption price on the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the redemption price, and subject to the other terms of this certificate of designations) such shares shall no longer be deemed to be outstanding, and all rights of the Holders thereof as shareholders of the Corporation, other than the right to receive the redemption price from the Corporation) shall cease.

     7.   Lock-up and Legend

     With respect to any Installments that vest on the first three Calculation Dates, each share of Common Stock received upon any conversion of such Series C Preferred Stock shall be non-transferable for two years from the date on which the relevant Series C Preferred Stock vested, unless permitted by the Board of Directors of the Corporation. With respect to any Installments that vest on the fourth Calculation Date, each share of Common Stock received upon any conversion of such Series C Preferred Stock shall be non-transferable for one year from the date on which the relevant Series C Preferred Stock vested, unless permitted by the Board of Directors of the Corporation. Any other offer, sale or other purported transfer of such shares of Common Stock shall be void ab initio and the purported transferee thereof shall possess no rights in such shares of Common Stock.

     Each certificate representing shares of Common Stock into which shares of Series C Preferred Stock have been converted shall bear the following legend (in addition to any legend required by applicable state securities laws):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY OTHER APPLICABLE FEDERAL SECURITIES LAWS COVERING SUCH SECURITIES OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL IN FORM SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     ADDITIONALLY, THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SPECIFIED IN

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     SECTION 7 OF THE CERTIFICATE OF DESIGNATION OF SECURITY FIRST TECHNOLOGIES
     CORPORATION DATED FEBRUARY 24, 1999 AS TO THE SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND NO TRANSFER OF SHARES SHALL BE VALID OR EFFECTIVE ABSENT COMPLIANCE WITH SUCH RESTRICTIONS. A COPY OF THE CERTIFICATE OF DESIGNATION MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE REGISTERED HOLDER OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION.


The legend endorsed on a stock certificate pursuant to this Section 7, insofar as it relates to registration under the Securities Act of 1933, as amended, shall be removed and the Corporation shall issue a certificate without such legend to the holder of such shares, if such shares are registered under applicable federal securities laws and a prospectus meeting the requirements of the rules and regulations of the Securities and Exchange Commission is available or if such holder provides to the Corporation an opinion of counsel to such holder reasonably satisfactory to the Corporation, to the effect that a public sale, transfer or assignment of such shares may be made without registration and without compliance with any restrictions. The legend endorsed on a stock certificate pursuant to this Section 7, insofar as it relates to additional transfer restrictions specified herein, shall be removed upon the expiration of the applicable provisions.

     IN WITNESS WHEREOF, SECURITY FIRST TECHNOLOGIES CORPORATION has caused this Certificate of Designation to be made under the seal of the Corporation and signed by James S. Mahan, III, its Chief Executive Officer and President, and attested by Nancy K. Kenley, its Secretary, this 24th day of February, 1999.


                                   SECURITY FIRST TECHNOLOGIES CORPORATION

                                   By:   /s/ James S. Mahan, III
                                         -------------------------------------
                                         Chief Executive Officer and President

[SEAL]

Attest:

/s/ Nancy  Kenley
--------------------
Secretary